EXHIBIT 99.1

Hemisphere Media Group Acquires Exclusive
Worldwide Rights in Perpetuity to 100 Movie Titles
from Laguna Productions
80% of Films are Television Premieres

MIAMI, FL—August 27, 2014—Hemisphere Media Group, Inc. (NASDAQ: HMTV) (“Hemisphere”), the only publicly traded pure-play U.S. media company targeting the high growth Hispanic TV/cable networks business, entered into an agreement with Laguna Productions to acquire exclusive worldwide transmission rights in perpetuity to 100 Mexican and U.S. Hispanic movie titles. Rights to the films, 80% of which are television premieres, include all forms of transmission, including pay-TV, free-TV, over-the-top, and digital.

The package features acclaimed dramatic and action-packed films starring some of the most popular Mexican movie stars, including: Luis Fernando Peña (Clase 406, Rebelde, Amar Te Duele), Maya Zapata (Bajo La Misma Luna, Casi Divas, ‘All Inclusive’), Paulina Gaitán (‘Trade,’ Sin Nombre, XY, Las Aparicio), Lorena Herrera (Muchachitas, Entre La Vida y La Muerte, María Isabel), Gerardo Taracena (El Violin, ‘Man on Fire,’ ‘The Mexican,’ ‘Apocalypto’), Luis Gatica (La Fiera, Marimar, El Salvador, ‘Big Brother VIP’), Manuel Flaco Ibañez (Lagunilla mi Barrio, Vecinos, Amor Extremo), and Sergio Goyri (Mundos Opuestos, El Maleficio, Corazón Indomable).

“This incredible package of movies offers us great premiere content for Cinelatino, the leading Spanish-language movie channel in the market, as well as for our other networks,” said Alan J. Sokol, President of Hemisphere Media Group. “As television viewing habits continue to evolve, acquiring all rights in perpetuity will afford us the flexibility to be able to offer our audience content on the platform of their choice.”

Headquartered in Miami, Florida, Hemisphere owns and operates five leading U.S. Hispanic cable networks, two Latin American cable networks, and the leading broadcast television network in Puerto Rico.

About Hemisphere Media Group, Inc.: Hemisphere Media Group (NASDAQ:HMTV) is the only publicly-traded pure-play U.S. Spanish-language TV/cable network business serving the high-growth U.S. Hispanic population. Headquartered in Miami, Florida, Hemisphere owns and operates five leading U.S. Hispanic cable networks, two Latin American cable networks, and the leading broadcast television network in Puerto Rico. Hemisphere's networks consist of: Cinelatino, the leading Spanish-language movie channel distributed in the U.S., Latin America and Canada, featuring the largest selection of contemporary Spanish-language blockbusters and critically-acclaimed titles from Mexico, Latin America, Spain and the Caribbean; WAPA PR, Puerto Rico's leading broadcast station with the highest primetime and full day ratings in Puerto Rico. Founded in 1954, WAPA PR produces more than 65 hours per week of top-rated news and entertainment programming; WAPA America, the leading cable network targeting Puerto Ricans and other Caribbean Hispanics living in the U.S., featuring the highly-rated news and entertainment programming produced by WAPA PR; Pasiones, dedicated to showcasing the most popular telenovelas and drama series, distributed in the U.S. and Latin America; Centroamerica TV, the leading network targeting Central Americans living in the U.S., the third largest U.S. Hispanic group, featuring the most popular news, entertainment and soccer programming from Central America; and Television Dominicana, the leading network targeting Dominicans living in the U.S., featuring the most popular news, entertainment and baseball programming from the Dominican Republic. More information available at www.hemispheretv.com.

Contact Hemisphere: Katie Melenbrink / 646.705.2874 / kmelenbrink@hemispheretv.com

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